Exhibit 99.1

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299
FOR IMMEDIATE RELEASE
Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION REPORTS

TOTAL SALES UP 3% FOR THE THIRD QUARTER OF 2005;

ADJUSTS OUTLOOK FOR REMAINDER OF 2005

DALLAS, TX – October 6, 2005 – Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 3.3% to $192.3 million for the third quarter ended September 30, 2005 compared to $186.1 million for the same period in 2004.  For the year-to-date period, sales are up 5.5% to $596.6 million in 2005 compared to $565.4 million at September 30, 2004.  Comparable store sales, excluding the impact from the two hurricanes experienced on the Gulf Coast during the period, decreased 3.6% for the third quarter of 2005.  At the height of the storms, twenty-seven locations were closed due to Katrina and thirty-one locations closed due to Rita. Without the adjustment for the hurricane impact, comparable store sales declined 4.4%.  Comparable store sales decreased 3.3% for the year-to-date period.

Kathleen Mason, President and Chief Executive Officer stated, “Consumer buying patterns in the third quarter have been impacted by discretionary spending on new automobiles, significantly higher energy prices and hurricane relief efforts which resulted in lower traffic in our stores.  Even with these factors and the current retail home furnishings environment, we still expect to show almost 10% earnings per share growth for fiscal year 2005.”

Based on the third quarter sales results ending September 30, 2005, the Company currently expects diluted earnings per share in the third quarter to be approximately $0.20, an increase of 11% compared to reported earnings of $0.18 for the third quarter of 2004.

For the fiscal year ending December 31, 2005, sales for the entire fiscal year are now expected to be approximately $960 million.  Comparable store sales are expected to be approximately flat in the fourth quarter and down low-single digits for the full year.  Annual diluted earnings per share for fiscal 2005, including the one-time $0.06 charge taken in the first quarter of 2005 for lease accounting adjustments, is now expected to be approximately $1.58.  Comparable guidance for 2005 annual diluted earnings per share would have been approximately $1.64, but for the $0.06 charge.  Diluted earnings per share were $1.50 for fiscal year 2004.

Tuesday Morning management will review third quarter financial results in a teleconference call on October 25, 2005 at 10:00 a.m. Eastern Time. The Company will release third quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 713 stores in 45 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the period ending December 31, 2004.

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